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                            CERTIFICATE OF AMENDMENT
                                     TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                             OF BIOPURE CORPORATION


                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware


     Biopure Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is Biopure Corporation (the "Corporation"). The Corporation was originally incorporated under the name Biopure Fine Chemicals, Inc., which name was changed to "Biopure Corporation" on October 31, 1985. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 30, 1984 and was restated on December 22, 1998 and amended on May 6, 1999.

     2. This Certificate of Amendment to the Restated Certificate of Incorporation amends the Restated Certificate of Incorporation of the Corporation and has been adopted and approved in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     3. The Restated Certificate of Incorporation is hereby amended to add a new Article TWELFTH to read in its entirety as follows:

         TWELFTH: Combination. The outstanding shares of the Corporation's Common Stock shall be combined such that each outstanding share shall become two-thirds of one share of Common Stock. No fractional shares will be issued as a result of such combination. Instead the Corporation shall pay in cash the fair value of fractions of a share.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed in its corporate name by its Senior Vice President, General Counsel and Secretary this 21st day of July, 1999.




                                             /s/ Jane Kober
                                             -----------------------------
                                             Name: Jane Kober
                                             Title: Senior Vice President,
                                             General Counsel and Secretary